Exhibit 4

República Oriental del Uruguay Ministerio de Economía y Finanzas

República Oriental del Uruguay

Ministerio de Economía y Finanzas

Montevideo, April 20, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

United States of America

Ladies and Gentlemen:

We have acted as Legal Counsel to the Ministry of Economy and Finance of República Oriental del Uruguay (the “Republic” or “Uruguay”) in connection with the Republic’s offering pursuant to (i) a registration statement (File No. 333-189896) (the “2013 Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), (ii) a registration statement (File No. 333-212464) (the “2016 Registration Statement”), filed with the Commission under Schedule B of the Securities Act and (iii) a registration statement (File no. 333-223463) (the “2018 Registration Statement”), filed with the Commission under Schedule B of the Securities Act, of U.S.$1,750,000,000 aggregate principal amount of its 4.975% USD Bonds due 2055 (the “Bonds”) which were issued under an indenture dated as of October 27, 2015 (the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee.

The 2013 Registration Statement, the 2016 Registration Statement and the 2018 Registration Statement, as of April 12, 2018, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as they relate to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statements”; the related prospectus dated March 6, 2018 , included in the 2018 Registration Statement, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated April 12, 2018, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated April 12, 2018, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(i) The Registration Statements, the Base Prospectus and the Preliminary Prospectus Supplement;

(ii) copies of the executed Indenture;

(iii) copies of the Bonds in global form, as executed by the Republic;

(iv) all relevant provisions of the Constitution of Uruguay and all relevant laws and orders under which the issuance of the Reopening Securities have been authorized, including but not limited to the following (English translations of which are attached as exhibits hereto):

1)	the Constitution of República Oriental del Uruguay, in particular Articles 85(6) and 196,

2)	Law 17,947 dated January 8, 2006 (as amended by Article 266 of Law 18,834 dated November 4, 2011 and Articles 735 to 737 of Law 19,355 dated December 19, 2015) and Article 184 of Law 19,438 dated October 14, 2016);

(v) the following decree and resolution of the Republic and of the Ministry of Economy and Finance, respectively, under which the issuance of the Reopening Securities have been authorized (translations of which are attached as exhibits hereto):

1)	Decree No. 83/018 of the Executive Power of the Republic, dated April 9, 2018; and

2)	Resolution of the Ministry of Economy and Finance, dated April 10, 2018;

(vi) all such other documents, instruments and rules as we have deemed necessary as a basis for the opinion hereinafter expressed.

It is our opinion that under, and with respect to, the present laws of the Republic, the Reopening Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Indenture, constitute valid and legally binding obligations of the Republic in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 5 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2016. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fernando Scelza	/s/ Gonzalo Muñiz Marton
Dr. Fernando Scelza Counsel to the Ministry of Economy and Finance of the Republic of Uruguay	Dr . Gonzalo Muñiz Marton Counsel to the Ministry of Economy and Finance of the Republic of Uruguay

EXHIBITS

NATIONAL CONSTITUTION English translation of excerpt

Article 85. It is within the scope of the General Assembly:

6) To authorize, at the request of the Executive Power, the National Public Debt, consolidate the same, designate its guarantees and regulate the public credit, being it required in the first three cases, the absolute majority vote of all the members of each Chamber.

Article 196.

There shall be a Central Bank of the Republic, which shall be organized as an autonomous entity, and it shall have the powers and duties specified in a law approved by more than half of the full membership of each Chamber.

Law Nº 17,947

English Translation

http://www.impo.com.uy/bases/leyes/17947-2006

The Senate and the Chamber of Representatives of the Republic of Uruguay having met together as General Assembly

DECREE:

Article 1.-

For the purposes of this law, the Net Public Debt is constituted by the net liabilities—in accordance with the current measurement criteria of the Central Bank of Uruguay—by the Central Government, the Central Bank of Uruguay, the National Railway Administration; the National Fuel, Alcohol, and Portland Administration; the National Port Administration; the National Postal Administration; the National Telecommunications Administration; the National Colonization Institute; the Administration of State Sanitary Works; the National Administration of Electric Works and Transmission; the Social Security Bank and the State Insurance Bank.

For the purposes of determining the net debt, the monetary base shall be included as a liability. (*)

(*) Notes:

Drafting given by: Law No. 18.834 of 04/11/2011 article 266.

Article 2.-

Pursuant to the provisions of numeral 6 (6) of article 85 of the Constitution of the Republic, authorized the Executive Power to issue national public debt provided that the increase in the net public debt at the close of each fiscal year with respect to the last business day of the previous year, do not exceed the following amounts:

A) 16,000,000,000 IU (sixteen billion indexed units) in fiscal year 2015.

B) 21,000,000,000 IU (twenty-one billion indexed units) in 2016.

C) 17,000,000,000 IU (seventeen billion indexed units) in 2017.

D) 15,000,000,000 IU (fifteen billion indexed units) in the 2018 financial year.

E) 13,500,000,000 IU (thirteen thousand five hundred million indexed units) as from 2019.

When adverse climatic conditions determine that the National Administration of Electric Works and Transmission (UTE) must assume extraordinary costs for the generation of energy, the ceiling referred to in the previous paragraph may be further increased in up to a maximum of 1.5% (one with five percent) of the Gross Domestic Product (GDP).

In no case, for the purposes set out in this article, the costs extraordinary expenses incurred by UTE, together with the variation of the Energy Stabilization Fund (article 773 of Law No. 18,719, of December 2010) may exceed 1.5% (one with five percent) of the PBI.

The Executive Power shall report to the General Assembly. (*)

(*) Notes:

Drafting given by: Law No. 19.438 of 10/14/2016 article 184.

Article 3.-

The ceilings set forth in the foregoing articles may be adjusted with respect to the amounts that be equivalent of:

A) The increase of net public debt originating in the substantiation of the collateral supplied by the Ministry of Economy and Finance, for the debt that the Mortgage Bank of Uruguay has with the Bank of the Republic of Uruguay, as per the agreement between the Ministry of Economy and Finance and the Bank of the Republic of Uruguay, dated 12 February 2004 and its amendment dated 29 September 2004.-

B) The changes in net debt derived from legal action involving the State as a consequence of the 2002 financial crisis.

C) Changes in net debt derived from the capitalization of public banks, as well as that resulting from modifications of financial asset evaluation, data coverage or reclassification of accounts.

Article 4.- (*)

(*) Notes:

Repealed by: Law No. 19.355 of 12/19/2015 article 737.

Article 5.-

The Executive Branch may exceed 50% (fifty percent) the maximum amount set for a year determined by the first paragraph of Article 2 of this law in those cases in which extraordinary and unforeseen factors so justify, reporting to the General Assembly and without altering the maximum amounts set for the following years. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 735.

Article 6.-

For the purposes of controlling the debt ceilings of net public debt increase at the close of each year, available assets and liabilities denominated in currencies other than the United States dollar will be valued at the prevailing interbank exchange rate at the close of the last business day of the preceding year for the debt contracted prior to that date, and at the interbank exchange rate prevailing at the time of its contracting, if this occurred in the same year. The same criteria will be used for debt denominated in indexed units, based on arbitrations defined by the Central Bank of Uruguay. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Artículo 7.-

During the presentation of accountability bills, the Executive Power will inform the General Assembly about compliance with the provisions of Article 2 of this law. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Article 8.-

The evaluation of compliance with the provisions of article 2 of this Law at the end of each year, will be performed once the Central Bank of Uruguay publish the corresponding figures. (*)

(*) Notes:

Drafting given by: Law No. 19.355 of 12/19/2015 article 736.

Sessions Room of the Chamber of Representatives, in Montevideo, on 27 December 2005.

(signed) NORA CASTRO President

MARTI DALGALARRONDO AÑON

Secretary

Presidency of the Republic of Uruguay

MINISTRY OF ECONOMY AND FINANCE

Montevideo, 08 January, 2006

DECREE No. 83/018

Ministry of Economy and Finance.-

Montevideo, April 9th, 2018.

IN VIEW OF: the technical report of the Debt Management Unit of the Ministry of Economy and Finance regarding the access of the Oriental Republic of Uruguay to the international capital market.

AS A RESULT: I) that the report itself recognizes the necessity and opportunity of a new issue of debt securities of the República Oriental del Uruguay governed by foreign law in the international market, as well as the possibility of carrying out a repurchase operation by the Republic of other debt securities of the República Oriental del Uruguay.

II) that, in the indicated sense, the Ministry of Economy and Finance, through the Debt Management Unit, has received proposals from first rated financial institutions, which detail the terms and conditions for the possible issuance of a new series of debt securities of the República Oriental del Uruguay, to be placed on the international market and a repurchase operation of debt securities governed by foreign law.

III) that, of the received proposals, proves to be the most convenient ones those presented by HSBC SECURITIES (USA) INC., BBVA SECURITIES INC. y CITIGROUP GLOBAL MARKETS INC., taking into consideration, among other factors, the financial conditions and the characteristics of the operation.

WHEREAS: I) that the proposal submitted by the selected financial institutions is satisfactory and, therefore, it is advisable to carry forward with it.

II) that bidding firms are institutions with significant presence and participation in the international capital market and with a successful background in terms of placement of sovereigns’ issuances of public debt securities in those markets.

WITH REGARD TO: what has been advised by the Debt Management Unit of the Ministry of Economy and Finance and what set forth in numeral 7, literal c) of Article 33 of TOCAF 2012; and Law No. 17.947, dated January 8, 2006, amended by article 266 of Law No. 18,834, dated November 4, 2011, articles 735 and 736 of Law No. 19,355, dated December 19, 2015, and article 184 of Law No. 19,438, dated October 14, 2016,

THE PRESIDENT OF THE REPUBLIC

D E C R E E S :

ARTICLE 1.- The issuance of debt securities of the República Oriental del Uruguay governed by foreign law in dollars of the United States of America, for an amount of up to US$ 1,750,000,000 (one thousand seven hundred and fifty million dollars of the United States of America), with amortization payable in the last three years in equal, annual and consecutive installments, and which will be in accordance with the other conditions established in this Decree and in the respective Resolution of the Ministry of Economy and Finance, and those resulting from the market at the date of the placement of the issue.

The minimum denomination of each Bond will not be less than US$ 1,00 (one United States dollar).

The Bonds shall be nominative and shall bear the printed signatures of the Minister of Economy and Finance and of the General Accountant of the Nation.

ARTICLE 2.- The proceeds of a portion of the Bonds indicated in article 1 above will be issued for the purpose of carrying out the repurchase operation of Bonds provided for in this Decree.

The aforementioned Bonds will be placed on international markets in the form and conditions required in those markets.

The issue date will not be later than December 31, 2018.

ARTICLE 3.- The accrued interest by the Bonds shall be payable semiannually in United States dollars. The first interest payment will take place no later than six (6) months after the date of issue of the Bonds.

ARTICLE 4.- Interest payments, the repurchase of debt securities of the República Oriental del Uruguay governed by foreign law, as well as the commissions and expenses for any other concept required by the administration and placement thereof, and the respective repurchase operation, will be dealt with by the Central Bank of Uruguay in its capacity as State Financial Agent and through, or of, the Paying Agent(s) appointed or agreed upon.

ARTICLE 5.- The issuance of interim or global certificates representing the Bonds until their final issuance is authorized in case they are necessary.

ARTICLE 6.- The expenses of issuance, printing, listing, transfers, commissions, coverage, propaganda, payroll, books and all other expenses typically necessary for the issuance, administration and placement of these Bonds and repurchase shall be attributable to the proceeds from the Bond placement itself.

ARTICLE 7.- Authorize to use, totally or partially, the proceeds of this Bond issue, for the purpose of the repurchase by the Republic of one or more series of debt securities of the República Oriental del Uruguay governed by foreign law and/or by local law, including in all cases, accrued interest and unpaid at the date of the repurchase offer.

The Ministry of Economy and Finance is authorized to modify the conditions of the Bond issuance and the repurchase operation while the respective operation has not been concluded.

ARTICLE 8.- The Ministry of Economy and Finance shall be instructed to negotiate and sign, on behalf of the Republic, all contracts and pertinent documents required for the purposes of the operations established in this Decree.

The Central Bank of Uruguay, in its capacity as State Financial Agent, will carry out all the relevant procedures to make the operations effective.

The representation of the State will be exercised, indistinctly, by the Minister of Economy and Finance, Mr. Danilo Astori, the Undersecretary of the Ministry of Economy and Finance, Mr. Pablo Ferreri, and the Director of the Debt Management Unit of the Ministry of Economy and Finance, Ec. Herman Kamil.

ARTICLE 9.- Entrusts Dr. Ricardo Pérez Blanco, Dr. Marcos Álvarez, Dr. Fernando Scelza and Dr. Gonzalo Muñiz Marton, indifferently, in their status as Legal Advisors of the Ministry of Economy and Finance, the drafting and signing of the corresponding legal opinions.

ARTICLE 10.- Entrusts the General Director of the Ministry of Economy and Finance, Ms. María Titina Batista, the Assistant to the General Director of the Secretary, Dr. Nadia Barreto, the General Accountant of the Nation, Ms. Laura Tabárez, indistinctly, the issuance of the relevant proofs and pertinent certifications.

ARTICLE 11.- To be notified, published and filed.

(Signed) Mr. Danilo Astori	(Signed) Mr. Tabaré Vázquez President of the Republic Period 2015 - 2020

Ministry of Economy and Finance.-

Montevideo, April 10th, 2018.

IN VIEW OF: the Decree No. 83/018, dated April 9th, 2018.

AS A RESULT: I) that Article 1º of the said Decree authorizes the issuance of debt securities of the República Oriental del Uruguay governed by foreign law in dollars of the United States of America, for an amount of up to US$ 1,750,000,000 (one thousand seven hundred and fifty million dollars of the United States of America), with amortization payable in the last three years in equal, annual and consecutive installments, for the amounts, conditions and dates determined by the Ministry of Economy and Finance, and those resulting from the market at the date of the placement of the issue.

II) that by article 7 of the said Decree, it is authorized to use, totally or partially, the proceeds of the present issue of Bonds, for the purposes of the repurchase operation by the Republic of one or more series of debt securities of the República Oriental del Uruguay, governed by foreign law and/or local law, including in all cases accrued and unpaid interest at the date of repurchase.

WHEREAS: that the aforementioned Decree, the Minister of Economy and Finance was entrusted to negotiate and sign, on behalf of the Republic, the contracts and documents required, and the Minister of Economy and Finance, Mr. Danilo Astori, the Under Secretary of the Ministry of Economy and Finance, Mr. Pablo Ferreri and the Director of the Debt Management Unit above mentioned, Mr. Herman Kamil, were designated to exert, indistinctly, the representation of the State-Ministry of Economy and Finance in the referred operations.

WITH REGARD TO: that which has been previously arranged.

THE MINISTRY OF ECONOMY AND FINANCE

R E S O L V E S :

1º) To proceed to the issuance of debt securities of the República Oriental del Uruguay governed by foreign law in United States dollars, for an amount of up to US$ 1,750,000,000 (one thousand seven hundred and fifty million dollars of the United States of America), with amortization payable in the last three years in equal, annual and consecutive installments, and in accordance with the conditions detailed in Annex I, which is attached and forms an integral part of this Resolution.

2°) To be approved the contract entitled “Dealer Manager Agreement” and “Underwriting Agreement”, to be subscribed with HSBC SECURITIES (USA) INC., BBVA SECURITIES INC. y CITIGROUP GLOBAL MARKETS INC., and the “Offer to Purchase Bonds for Cash”, attached hereto, as well as the prospectuses and other necessary documents to carry out all the operations set forth in the Decree mentioned in the “IN VIEW OF” section of the present Resolution.

3°) To be notified, published and filed.

(Signed)

Mr. Danilo Astori

Minister of Economy and Finance

ANNEX I

Instrument: Global Bond in United States dollars denominated “Global Bonds—2055”.

Currency: dollars of the United States of America.

Issuance date: April 12, 2018.

Maturity date: April 20, 2055.

Amortization: payable in the last three years in equal, annual and consecutive installments at maturity.

Amount issued: up to the equivalent of an amount of US$ 1,750,000,000 (one thousand seven hundred and fifty million dollars of the United States of America).